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             CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated June 26, 1997, relating to the financial statements of Discas, Inc., which are contained in this Prospectus, and to the reference to our firm under the caption "Experts" in the Prospectus.

     We also consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated January 20, 1997 relating to the financial statements of Christie Enterprises, Inc., which are contained in this Prospectus.

Toms River, New Jersey

JUMP, GREEN, HOLMAN AND COMPANY
August 8, 1997